Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-74604



PROSPECTUS SUPPLEMENT NO. 3 DATED APRIL 12, 2002
TO PROSPECTUS DATED DECEMBER 13, 2001



                            PRO-PHARMACEUTICALS, INC.


                        2,650,462 Shares of Common Stock
                                 $.001 par value


      We are using this prospectus supplement in connection with our "best efforts" offering of 1,428,572 shares of our common stock, $.001 par value per share.

      Extension of Offering Period. We are extending the offering of our common stock from April 13, 2002 until June 11, 2002.

      You should read this prospectus supplement together with our prospectus dated December 13, 2001, our prospectus supplement no. 1 dated February 11, 2002 and our prospectus supplement no. 2 dated February 27, 2002, which are to be delivered with this prospectus supplement.



            The date of this Prospectus Supplement is April 12, 2002.